Exhibit 10.25

FORM OF STOCK OPTION AGREEMENT

THIS AGREEMENT, dated as of November 22, 2005 (the “Grant Date”) is made by and between Accellent Holdings Corp., a Delaware corporation (hereinafter referred to as the “Company”), and the individual whose name is set forth on the signature page hereof, who is an employee of the Company or a Subsidiary or Affiliate of the Company, hereinafter referred to as the “Optionee”.  Any capitalized terms herein not otherwise defined in Article I shall have the meaning set forth in the Plan (as hereinafter defined).

WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee, appointed to administer the Plan, has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Option provided for herein to the Optionee as an incentive for increased efforts during his term of office with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and instructed the undersigned officers to issue said Option;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.

Section 1.1.    - Cause

“Cause” shall mean “Cause” as such term may be defined in any employment agreement between the Optionee and the Company or any of its Subsidiaries or Affiliates (the “Employment Agreement”), or, if there is no such Employment Agreement (or if such term is not defined therein), “Cause” shall mean (i) an intentional act by the Optionee which materially injures the Company (or any Subsidiary or Affiliate); (ii) an intentional refusal or failure by the Optionee to follow lawful and reasonable directions or orders of any officer who has authority to direct the activities of the Optionee or to whom the Optionee reports; (iii) a willful and habitual neglect of duties by the Optionee; (iv) breach by the Optionee of the Company’s (or any Subsidiary or Affiliate’s) policies and procedures or any breach of the Optionee’s obligations hereunder or under the Management Stockholder’s Agreement; (v) commission by the Optionee of any felony or other crime involving imprisonment; (vi) commission by the Optionee of fraud, misappropriation or embezzlement in connection with the Company’s (or any Subsidiary or Affiliate’s) business or has otherwise breached its fiduciary duty to the Company (or any Subsidiary or Affiliate); or (vii) abuse by the Optionee of illegal drugs, alcohol or other controlled substances.

Section 1.2.   - Fiscal Year

“Fiscal Year” shall mean each fiscal year of the Company.

Section 1.3.    - Fully Diluted Shares

“Fully Diluted Shares” shall mean 129,371,700 shares of Common Stock issued as of the consummation of the transactions contemplated by the Merger Agreement (as defined in the Management Stockholder’s Agreement) and issuable upon the exercise of Rollover Options (as defined in the Management Stockholder’s Agreement), provided, however, that, to the extent the Company issues Common Stock, other than pursuant to the exercise of Options and Rollover Options, or redeems Common Stock, the number of Fully Diluted Shares shall be adjusted to account therefor.

Section 1.4.   - Good Reason

“Good Reason” shall mean “Good Reason” as such term is defined in the Employment Agreement, or if there is no such Employment Agreement (or if such term is not defined therein), “Good Reason” shall mean, without the Optionee’s consent, (i) any reduction in the Optionee’s base salary (other than a reduction that is applicable to all employees on a consistent basis); (ii) any material change in the title or duties of the Optionee; or (iii) any required relocation of the Optionee’s principal place of employment outside of a sixty (60) mile radius of the Optionee’s then principal place of employment that is expected to be permanent or indefinite, provided that this exception shall not apply to reasonable and necessary business travel of any duration.

Section 1.5.   -   Option

“Option” shall mean the aggregate of the Time Option and the Performance Option granted under Section 2.1 of this Agreement.

Section 1.6.   – Performance Target Value

“Performance Target Value” shall mean, for a Fiscal Year, (x) 12 times the sum of the Company’s earnings for such year before interest, taxes, depreciation and amortization (“EBITDA”), calculated in the same manner as EBITDA is calculated in the Credit Agreement, dated as of November 22, 2005, among Accellent Merger Sub Inc., Accellent Inc., Accellent Acquisition Corp., JP Morgan Chase Bank N.A., J. P. Morgan Securities Inc., Credit Suisse and Lehman Commercial Paper Inc., minus (y) the Company’s net debt (including preferred stock and capitalized leases); provided, however, that the Committee may adjust EBITDA to reflect any extraordinary or non-recurring item.

Section 1.7.   - Permanent Disability

“Permanent Disability” shall mean “Permanent Disability” as such term is defined in the Employment Agreement or, if there is no such Employment Agreement (or if such term is not defined therein), “Permanent Disability” shall mean the Optionee becoming physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twelve (12) consecutive month period, to perform substantially all of the material elements of the Optionee’s duties with the Company or any Subsidiary or Affiliate thereof.  Any question as to the existence of the Permanent Disability of the Optionee as to which the Optionee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Optionee and the Company.  If the Optionee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Permanent Disability made in writing to the Company and the Optionee shall be final and conclusive for all purposes of this Agreement.

Section 1.8.    - Performance Option

“Performance Option” shall mean the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of shares of Common Stock set forth on the signature page hereof opposite the term Performance Option.

Section 1.9.   – Plan

“Plan” shall mean the 2005 Equity Plan for Key Employees of Accellent Holdings Corp. and its Subsidiaries and Affiliates.

Section 1.10.   - Secretary

“Secretary” shall mean the Secretary of the Company.

Section 1.11.    - Time Option

“Time Option” shall mean the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of shares of Common Stock set forth on the signature page hereof opposite the term Time Option.

ARTICLE II

GRANT OF OPTIONS

Section 2.1.    - Grant of Options

For good and valuable consideration, on and as of the date hereof the Company irrevocably grants to the Optionee (i) a Time Option to purchase any part or all of an aggregate of the number of shares set forth on the signature page hereof of its Common Stock upon the terms and conditions set forth in this Agreement and (ii) a Performance Option to purchase any part or all of an aggregate of the number of shares set forth on the signature page hereof of its Common Stock upon the terms and conditions set forth in this Agreement.  The Option shall consist of a Time Option and a Performance Option.

Section 2.2.    - Exercise Price

Subject to Section 2.4, the exercise price of the shares of Common Stock covered by the Option shall be $5.00 per share (the “Base Price”) without commission or other charge.

Section 2.3.    - No Guarantee of Employment

Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or any Subsidiary or Affiliate or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries or Affiliates, which are hereby expressly reserved, to terminate the employment of the Optionee at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of, if any, the Optionee’s Employment Agreement or offer letter provided by the Company or any Subsidiary or Affiliate to the Optionee.

Section 2.4.    - Adjustments to Option

Subject to Sections 8 and 9 of the Plan, in the event that the outstanding shares of the stock subject to the Option are, from time to time, changed into or exchanged for a different number or kind of shares of the Company or other securities, including by reason of a merger, consolidation, recapitalization, reclassification, stock split, spin-off, stock or extraordinary cash dividend, combination of shares, or other corporate event, the Committee shall, as appropriate and equitable, replace the Option with a new Option or change the terms of the Option, in each case to reflect an adjustment in the number and kind of shares and/or the amount of consideration as to which or for which, as the case may be, such Option, or portions thereof then unexercised, shall be exercisable, and the Committee may, as it deems appropriate and equitable, pay to the Optionee an amount in respect of the shares of Common Stock subject to the Option, with such conditions or limitations as the Committee may deem reasonable and necessary.  Any such adjustment made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1.    - Commencement of Exercisability

(a)                                  So long as the Optionee continues to be employed by the Company or any of its Subsidiaries or Affiliates, the Option shall become exercisable pursuant to the following schedules:

(i)                                     Time Option.  The Time Option shall become vested and exercisable ratably with respect to 20% of the shares of Common Stock underlying such Time Option on each of the first five anniversaries of the Grant Date.

(ii)                                  Performance Option.  The Performance Option shall become vested and exercisable with respect to 20% of the shares of Common Stock underlying such

Performance Option at the end of each of the first five Fiscal Years occurring after the Grant Date, if and only if the Company achieves the Performance Target Value per Fully Diluted Shares targets set forth on Schedule A attached hereto (each, a “Performance Target”) with respect to the applicable Fiscal Year; provided that, to the extent the Company makes a distribution to shareholders of the Company of cash or property which affects the Performance Target Value per Fully Diluted Shares, the Board will adjust the Performance Target to account therefor, and provided further that, following the third Fiscal Year occurring after the Grant Date, the Performance Option shall become vested and exercisable with respect to 10% of the shares of Common Stock underlying such Performance Option if the Company achieves (x) for the fourth Fiscal Year occurring after the Grant Date, 95% of the applicable Performance Target or (y) for the fifth Fiscal Year occurring after the Grant Date, 92.5% of the applicable Performance Target.  Notwithstanding the foregoing, in the event that a Performance Target is not achieved in a particular Fiscal Year (any such year, a “Missed Year”), if and only to the extent that performance of the Company in any subsequent Fiscal Year satisfies the Performance Target applicable to any such subsequent Fiscal Year, then the applicable percentage of the Performance Option that was scheduled to become vested and exercisable in respect of such Missed Year shall become vested and exercisable as of the end of the Fiscal Year in respect of which the Performance Target is achieved.  Notwithstanding anything herein to the contrary, in the event the Grant Date occurs in the second six (6) months of a Fiscal Year, the Performance Option shall not be eligible to become vested and exercisable as to the first 20% of the shares of Common Stock underlying such Performance Option until the end of the next full Fiscal Year following the Fiscal Year in which the Grant Date occurs; provided, however, that, the Committee, in its sole discretion, may provide that the first 20% of the shares of Common Stock underlying such Performance Option (or a pro-rata portion thereof) is eligible to become vested and exercisable in the Fiscal Year in which the Grant Date occurs.

(b)                                 Notwithstanding the foregoing,

(i)                                     the Time Option shall become immediately exercisable as to 100% of the shares of Common Stock underlying such Time Option (x) immediately prior to a Change in Control and (y) upon the death or Permanent Disability of the Optionee (but only to the extent such option has not otherwise terminated or become unexercisable);

(ii)                                  the Performance Option shall become immediately exercisable as to a percentage of the shares of Common Stock underlying such Performance Option immediately prior to a Change in Control in accordance with the applicable percentages set forth on Schedule B attached hereto (but only to the extent such option has not otherwise terminated or become unexercisable) if, as a result of the Change in Control, the Investor achieves the Internal Rate of Return targets set forth on Schedule B attached hereto (each, an “Target IRR”) (“Internal Rate of Return” means as of a given date, the internal rate of return, compounded annually, from the date of the investment with respect to the Investor’s total investment in the Company (including all applicable in-flows related to such investment)); and

(iii)                           upon Investor’s disposition of a percentage of its shares of Common Stock (the “Disposition Percentage”), (x) the aggregate vesting percentage of the Time Option of each Optionee (measured as a percentage of the aggregate number of shares subject to such Time Option) (the “Time Vesting Percentage”) shall be equal to the greater of (1) the

Disposition Percentage or (2) the percentage of Time Options that have already become vested and exercisable in accordance with Section 3.1(a)(i) above (and, to the extent necessary, where (x)(1) exceeds (x)(2) above, the vesting of the Time Option shall be accelerated, such that the Time Vesting Percentage equals the Disposition Percentage) and (y) the aggregate vesting percentage of the Performance Option of each Optionee (measured as a percentage of the aggregate number of shares subject to such Performance Option) (the “Performance Vesting Percentage”) shall be equal to (1) the percentage of the Performance Options that have already become vested and exercisable in accordance with Section 3.1(a)(ii) above (the “Vested Performance Option Percentage”) plus (2) in the event the Disposition Percentage exceeds the Vested Performance Option Percentage, the product of (I) the excess of the Disposition Percentage over the Vested Performance Option Percentage multiplied by (II) the percentage determined by the Target IRR achieved in connection with such disposition (as determined on Schedule B) (and, to the extent necessary, where the Disposition Percentage exceeds the Vested Performance Option Percentage, the vesting of the Performance Option shall be accelerated, such that the Performance Vesting Percentage equals the sum of (y)(1) and (y)(2) above).

(c)                                  Notwithstanding the foregoing, no Option shall become exercisable as to any additional shares of Common Stock (which does not otherwise become exercisable in accordance with Section 3.1(a) or (b) above) following the termination of employment of the Optionee for any reason and any Option, which is unexercisable as of the Optionee’s termination of employment, shall be immediately cancelled without payment therefor.

Section 3.2.    – Expiration of Option

The Optionee may not exercise the Option to any extent after the first to occur of the following events:

(a)                                  The tenth anniversary of the Grant Date, so long as the Optionee remains employed by the Company or its Subsidiaries or Affiliates;

(b)                                 The first anniversary of the date of the Optionee’s termination of employment, if the Optionee’s employment is terminated by reason of death or Permanent Disability (unless earlier terminated as provided in Section 3.2(e) below); or

(c)                                  Immediately upon the date of the Optionee’s termination of employment by the Company or any of its Subsidiaries or Affiliates for Cause; or

(d)                                 Ninety (90) days after the date of the Optionee’s termination of employment by the Company or any of its Subsidiaries or Affiliates without Cause or by the Optionee for Good Reason (in either case unless earlier terminated as provided in Section 3.2(e) below); or

(e)                                  The date the Option is terminated pursuant to Section 5 or 6 of the Management Stockholder’s Agreement;

(f)                                    Thirty (30) days after the date of the Optionee’s termination of employment by the Optionee without Good Reason (unless earlier terminated as provided in Section 3.2(e) below); or

(g)                                 At the discretion of the Company, if the Committee so determines pursuant to Section 9 of the Plan, the effective date of either the merger or consolidation of the Company into another Person, or the exchange or acquisition by another Person of all or substantially all of the Company’s assets or 80% or more of its then outstanding voting stock, or the recapitalization, reclassification, liquidation, dissolution or other corporate event of the Company.  Prior to such effective date, the Company may choose to take any of, or any combination of, the following actions: (x) provide no less than ten (10) days prior written notice to the Optionee that the Company intends to exercise such discretion and an opportunity for the Optionee to exercise the Optionee’s Options (whether or not then vested), (y) make payment to the Optionee in respect of the termination of the Optionee’s Options, or (z) provide an opportunity for the Optionee to roll over the Optionee’s Options into new stock options, in connection with such transaction.

ARTICLE IV

EXERCISE OF OPTION

Section 4.1.    – Person Eligible to Exercise

Except as otherwise provided in the Management Stockholder’s Agreement, during the lifetime of the Optionee, only he may exercise an Option or any portion thereof.  After the death of the Optionee, any exercisable portion of an Option may, prior to the time when an Option becomes unexercisable under Section 3.2, be exercised by his personal representative or by any person empowered to do so under the Optionee’s will or under the then applicable laws of descent and distribution.

Section 4.2.    – Partial Exercise

Any exercisable portion of an Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, however, that any partial exercise shall be for whole shares of Common Stock only.

Section 4.3.    – Manner of Exercise

An Option, or any exercisable portion thereof, may be exercised solely by delivering to the Secretary or his office all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:

(a)                                  Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

(b)                                 Full payment (in cash, by check, if permitted by the Committee, in Shares or by a combination thereof) for the Shares with respect to which such Option or portion thereof is exercised;

(c)                                  A bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that the Shares are being acquired for his own account, for investment and without any present intention of distributing or reselling said Shares or any of them except as may be permitted under the Securities Act of 1933, as amended (the “Act”), and then applicable rules and regulations thereunder, and that the Optionee or other person then entitled to exercise such Option or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the Shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Committee may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Act and any other federal or state securities laws or regulations;

(d)                                 Full payment to the Company of all amounts which, under federal, state or local law, it is required to withhold upon exercise of the Option; and

(e)                                  In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option.

Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of Shares acquired on exercise of an Option does not violate the Act, and may issue stop-transfer orders covering such Shares.  Share certificates evidencing stock issued on exercise of this Option shall bear an appropriate legend referring to the provisions of subsection (c) above and the agreements herein. The written representation and agreement referred to in subsection (c) above shall, however, not be required if the Shares to be issued pursuant to such exercise have been registered under the Act, and such registration is then effective in respect of such shares.

Section 4.4.   – Conditions to Issuance of Stock Certificates

The Shares deliverable upon the exercise of an Option, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares, which have then been reacquired by the Company.  Such Shares shall be fully paid and nonassessable.  The Company shall not be required to issue or deliver any certificate or certificates for Shares purchased upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:

(a)                                  The obtaining of approval or other clearance from any state or federal governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable; and

(b)                                 The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience or as may otherwise be required by applicable law.

Section 4.5.   – Rights as Stockholder

The holder of an Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares purchasable upon the exercise of the Option or any portion thereof unless and until certificates representing such Shares shall have been issued by the Company to such holder upon satisfaction of the conditions set forth in Section 4.4 or unless book entry representing such Shares has been made and such Shares have been deposited with the appropriate registered book-entry custodian.  Upon fulfillment of such conditions, the Company shall be required to issue and deliver such certificate or certificates, unless book entry representing such Shares has been made and such Shares have been deposited with the appropriate registered book-entry custodian.

ARTICLE V

MISCELLANEOUS

Section 5.1.    – Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons.  No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.  In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 5.2.   – Option Not Transferable

Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution or as otherwise provided for in accordance with the Management Stockholder’s Agreement.

Section 5.3.    – Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Optionee shall be addressed to him at the address given beneath his signature hereto.  By a notice given pursuant to this Section 5.3, either party may hereafter designate a different address for notices to be given to it or him.  Any notice, which is required to be given to the Optionee, shall, if the

Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.3.  Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 5.4.    – Titles; Pronouns

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.  The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 5.5.    – Applicability of Plan and Management Stockholder’s Agreement

The Option and the Shares issued to the Optionee upon exercise of the Option shall be subject to all of the terms and provisions of the Plan and the Management Stockholder’s Agreement, to the extent applicable to the Option and such Shares.  In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.  In the event of any conflict between this Agreement or the Plan and the Management Stockholder’s Agreement, the terms of the Management Stockholder’s Agreement shall control.

Section 5.6.    – Amendment

This Agreement may be amended only by a writing executed by the parties hereto, which specifically states that it is amending this Agreement.

Section 5.7.    – Governing Law

The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 5.8.   – Code Section 409A

If any payment of money, delivery of Shares or other benefits due to the Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such payment, delivery of Shares or other benefits shall be deferred if deferral will make such payment, delivery of Shares or other benefits compliant under Section 409A of the Code, otherwise such payment, delivery of Shares or other benefits shall be restructured, to the extent possible, in a manner, determined in good faith by the Company and reasonably acceptable to the Participant, that does not cause such an accelerated or additional tax.

[Signatures on next page.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

ACCELLENT HOLDINGS CORP.

By:

[Stock Option Agreement]

OPTIONEE:

Address

Address

Aggregate number of shares of Common Stock for which the Time Option granted hereunder is exercisable (100% of number of shares):

Aggregate number of shares of Common Stock for which the Performance Option granted hereunder is exercisable (100% of number of shares):

Base Price:	$5.00 per share

Grant Date:	November 22, 2005

[Stock Option Agreement]

Schedule A

Performance Target Value per Fully Diluted Shares Targets

PERFORMANCE VESTING SCHEDULE

	2006E	2007E	2008E	2009E	2010E

Performance Target Value per Fully Diluted Share

Schedule B

Vesting of the Performance Option is based on the Investor’s realization of the applicable Target IRR set forth below:

Vesting Percentage	Target IRR